Exhibit 99.2

October 15, 2014

Chiquita Brands International, Inc.

550 South Caldwell Street

Charlotte, North Carolina 28202

Attention:	Board of Directors

Re:	Offer Letter

Dear Sirs and Mesdames:

We are pleased to submit our offer (“Offer”) to acquire all the outstanding shares of Chiquita Brands International, Inc. (“Chiquita”) for cash consideration of $14.00 per Chiquita share, upon the terms and conditions reflected herein and in the documents attached hereto. Please find attached hereto (1) an Agreement and Plan of Merger (the “Merger Agreement”) setting forth the definitive terms of the proposed merger among Cavendish Global Limited (“Parent”), Cavendish Acquisition Corporation (“Merger Sub” and, together with Parent, “Cavendish”), a direct wholly owned subsidiary of Parent, and Chiquita, including the related guarantees by Erichton Investments Ltd. (“Erichton”) and Burlingtown UK LTD (“Burlingtown” and, together with Erichton, the “Guarantors”) (as signatories thereto), in a form we would be prepared to execute and deliver to Chiquita concurrently with Chiquita entering into the Merger Agreement, and (2) the associated Company Disclosure Letter (as defined in the Merger Agreement) (the “Company Disclosure Letter”) and the associated Parent Disclosure Letter (as defined in the Merger Agreement) (the “Parent Disclosure Letter” and together with the Company Disclosure Letter, the “Disclosure Letters”). We will be providing under separate cover equity commitment letters (the “Equity Commitment Papers”) providing for an aggregate of $1 billion of committed equity financing for the transaction contemplated by the Merger Agreement enforceable by Chiquita, executed by Parent and the Guarantors, and the debt commitment letters (the “Debt Commitment Papers” and, together with the Equity Commitment Papers, the “Commitment Papers”).

Our Offer of $14.00 per Chiquita share in cash provides compelling value and certainty for Chiquita shareholders as compared with the proposed transaction with Fyffes. Our Offer represents a highly attractive premium of approximately 40% to the market’s valuation of the original proposed transaction with Fyffes based on Chiquita’s undisturbed closing share price of $10.06 as of August 8, 2014 and an approximately 19% premium to the adjusted stock price of $11.80, based upon the revised Fyffes transaction. Moreover, the proposed cash consideration of our Offer, including the assumption of Chiquita net debt, represents an 12.4x multiple of Chiquita’s reported Adjusted EBITDA for the last 12 months ended June 30, 2014. This represents the highest comparable transaction multiple for an acquisition of this scale in the fresh produce sector based on the EBITDA multiples of comparable transactions.

We hereby confirm that we have completed all of our due diligence and neither our Offer nor the Merger Agreement is subject to any due diligence condition. The attached Merger Agreement is on substantially similar terms to the Transaction Agreement, dated March 10, 2014, among Chiquita, Fyffes plc (“Fyffes”), Twombly One Limited (now known as ChiquitaFyffes Limited), CBII Holding Corporation and Chicago Merger Sub, Inc., as amended by Amendment No.  1, dated September 25, 2014, (the “Fyffes Transaction Agreement”). Our Offer is not subject to any condition other than as set forth in the attached Merger Agreement.

Our Offer will be financed with equity provided by Erichton, an affiliate of the Safra Group, and Burlingtown, an affiliate of the Cutrale Group.  Burlingtown and Erichton are prepared to provide a guarantee of all of the obligations and liabilities of Cavendish under the Merger Agreement. We also have received a commitment letter for facilities to refinance Chiquita’s existing ABL credit facility and have received a letter agreement pursuant to which Bank J. Safra Sarasin AG is obligated to make an offer to purchase Chiquita’s senior secured notes as required by the relevant indenture in connection with the transactions contemplated by the Merger Agreement. The equity commitments from Erichton and Burlingtown also provide for sufficient equity capital to satisfy Chiquita’s obligations with respect to Chiquita’s convertible notes. Neither our Offer nor the Merger Agreement is subject to a financing condition.

We believe the investment marketplace recognizes the significant risks and issues inherent in the Chiquita-Fyffes combination, all of which cast serious doubts about the potential business performance of the combined ChiquitaFyffes and the ability to integrate as well as realize potential synergies. Our all-cash Offer provides value certainty to Chiquita shareholders on a timely basis. As we have previously stated, we do not believe there are regulatory obstacles which would prevent us from closing our transaction promptly following entry into the Merger Agreement.

Our Offer constitutes a “Chiquita Superior Proposal” under the terms of Section 5.4(h) of the Fyffes Transaction Agreement because it is clearly more favorable to the Chiquita shareholders than the proposed combination with Fyffes, taking into account all financial, regulatory, legal and other aspects of our Offer.

The provisions of Section 9.4, 9.9, 9.11, 9.12 and 9.13 of the Merger Agreement are incorporated by reference herein mutatis mutandis and our Offer set forth herein shall be governed by and construed in accordance with such provisions.

Our senior management team, led by Mr. Michael Rubinoff, and our legal and financial advisors are available at your convenience to discuss any aspect of our Offer. We are confident that our Offer is highly attractive to Chiquita and its shareholders.

*****

2

Very truly yours,

CAVENDISH GLOBAL LIMITED

By:	/s/ Graziela Cutrale
Name : Graziela Cutrale
Title: Director

By:	/s/ Daniel Wainberg
Name: Daniel Wainberg
Title: Director

CAVENDISH ACQUISITION
CORPORATION

By:	/s/ Michael Rubinoff
Name: Michael Rubinoff
Title: President

[Signature page to Offer Letter]